EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 30th day of April, 2004, by and between FIRST BANK OF HENRY COUNTY (the `Bank”) a bank organized under the laws of the State of Georgia, and THADDEUS M. WILLIAMS, a resident of the State of Georgia (the “Executive”).

RECITALS:

The Bank employs the Executive as Executive Vice President and Senior Lending Officer of the Bank pursuant to that certain employment agreement dated as of January 22, 2002 (the “Employment Agreement”).

The parties to the Employment Agreement desire to amend and restate the Employment Agreement on the terms and conditions set forth herein.

In consideration of the above premise and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.             Definitions. Whenever used in this Agreement, the following terms and their variant forms together with any amendments hereto made in the manner described in this Agreement.

1.1           “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2           “Area” shall mean the geographic area within the boundaries of Henry County, Georgia. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement.

1.3           “Bank Information” means Confidential Information and Trade Secrets.

1.4           “Business of the Bank” shall mean the business conducted by the Bank, which is the business of commercial banking.

1.5           “Cause_” shall mean:

1.5.1        With respect to termination by the Bank:

(a)           A material breach of the terms of this Agreement by the Executive, including, without limitations, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the Bank. Such notice shall (i) specifically identify the duties that the Board of Directors of the Bank believes the Executive has failed to perform, (ii) state the facts upon which the Board of Directors made such determination, and (iii) be approved by a resolution passed by two-thirds (2/3) of the directors then in office;

(b)           Conduct by the Executive that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities hereunder;

(c)           Arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Executive during the Term of this Agreement of a crime involving breach of trust or moral turpitude or any felony;

(d)           Conduct by the Executive that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder; or

(e)           Conduct by the Executive that results in an attempt to remove the Executive from his position as an officer or executive of the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Bank.

1.5.2        With respect to termination by the Executive,

(a)           a material diminution in the powers, responsibilities or duties of the Executive hereunder;

(b)           a material breach of the terms of this Agreement by the Bank, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Bank by the Executive; or

(c)           following a Change of Control,

(i)            a material reduction in the rate of the Executive’s Base Salary in effect as of the effective date of the Change of Control;

(ii)           a change in the Executive’s principal business office location such that the Executive is required to report regularly to a location which is located more than thirty (30)-miles from the Bank’s principal business office located in McDonough, Georgia.

1.6           “Chance of Control” means any one of the following events:

(a)           the acquisition by any person or persons acting in concert of the then outstanding voting securities of the Bank, if, after the transaction, the acquiring person (or persons) owns, controls or holds, with power to vote forty percent (40%) or more of any class of voting securities of the Bank;

(b)           within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of the Bank immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors; provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director were elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualify as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(c)           a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Bank immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

(d)           the sale, transfer or assignment of all or substantially all of the assets of the Bank to any third party.

1.7           “Confidential Information” means data and information relating to the business of the Bank (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Bank and which has value to the Bank and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Bank (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.8           “Disability” shall mean the inability of the Executive to perform each of his material duties under this Agreement for the duration of the short-term disability period under the Bank’s policy then in effect (or, if no such policy is in effect, a period of 180 consecutive days) as certified by a physician chosen by the Bank and reasonably acceptable to the Executive.

1.9           “Effective Date” shall mean the date set forth above on which the Agreement is executed.

1.10         “Initial Term” shall mean that period of time commencing on the Effective Date and running until the close of business on December 3l, immediately following the third anniversary of the Effective Date or any earlier termination of employment of the Executive under this Agreement as provided for in Section 3.

1.11         “Term” shall mean the Initial Term and all subsequent renewal periods.

1.12         “Trade Secrets” means Bank information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, program, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a)           derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)           is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. Duties.

2.1           Position. The Executive is employed as the Executive Vice President and Senior Lending Officer subject to the direction of the Board of Directors of the Bank or its designee(s), and shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Bank in connection with the conduct of its business.           The duties and responsibilities of the Executive are set forth on Exhibit A attached hereto.

2.2           Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof; the Executive shall:

(a)           devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)           diligently follow and implement all reasonable and lawful management policies and decisions communicated to him by the Board of Directors of the Bank; and

(c)           timely prepare and forward to the Board of Directors of the Bank all reports and accountings as may be requested of the Executive.

2.3           Permitted Activities. The Executive shall devote his entire business time, attention and energies to the Business of the Bank and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

(a)           investing his personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Bank and which will not require any services on the part of the Executive in their operation or affairs and in which his participation is solely that of an investor;

(b)           purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Bank; and

(c)           participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board of Directors of the Bank approves of such activities prior to the Executive’s engaging in them.

3.             Term and Termination.

3.1           Term. This Agreement shall remain in effect for the Initial Term. At the end of the Initial Term and at the end of each twelve-month extension thereof, this Agreement shall automatically be extended for a successive twelve-month period unless either party gives written notice to the other of its or his intent not to extend this Agreement with such written notice to be given not less than sixty (60) days prior to the end of the Initial Term or such twelve-month period. In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining Term then in effect.

3.2           Termination.          During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

3.2.1        By the Bank:

(a)           For Cause, upon written notice to the Executive pursuant to Section 1.5.1 hereof, in which event the Bank shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of termination;

(b)           Without Cause at any time, provided that the Bank shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event the Bank shall be required to continue to meet its obligations to the Executive under Section 4.1 for twenty-four (24) months following the effective date of termination; or

(c)           Upon the Disability of the Executive at any time, provided that the Bank shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event, the Bank shall be required to continue to meet its obligations under Section 4.1 for twenty-four (24) months following the effective date of termination or until the Executive begins receiving payments under the Bank’s long-term disability policy, whichever occurs first.

3.2.2        By the Executive:

(a)           For Cause, in which event the Bank shall be required to continue to meet its obligations to the Executive under Section 4.1 for twenty-four (24) months following the effective date of termination; or

(b)           Without Cause or upon the Disability of the Executive, provided that the Executive shall give the Bank sixty (60) days’ prior written notice of his intent to terminate, in which event the Bank shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of the termination.

3.2.3        At any time upon mutual, written agreement of the parties, in which event the Bank shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 of this Agreement on the effective date of termination unless otherwise set forth in the written agreement.

3.2.4        Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death, in which event the Bank shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of termination.

3.3           Change of Control. If, within twelve (12) months following a Change of Control, the Executive terminates his employment with the Bank under this Agreement for Cause or the Bank terminates Executive’s employment without Cause, the Executive, or in the event of his subsequent death, his designated beneficiaries or his estate, as the case may be, shall receive, as liquidated damages, in lieu of all other claims, a severance payment equal to three (3) times the Executive’s then current Base Salary, to be paid in full on the last day of the month following the date of termination In no event shall the payment(s) described in this Section 3.3 exceed the amount permitted by Section 280G of the Internal Revenue Code, as amended (the “Code”). Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other payments to the Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Bank or in the ownership of a substantial portion of the assets of the Bank (the “Aggregate Severance”) would result in a “parachute payment,” as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Executive’s “base amount” for the “base period,” as those terms are defined under Section 280G. In the event the Aggregate Severance is required to be reduced pursuant to this Section 3.3, the Executive shall be entitled to determine which portion of the Aggregate Severance is reduced so that the Aggregate Severance satisfies the limit set forth in the preceding sentence. Notwithstanding any provision in this Agreement, if the Executive may exercise his right to terminate employment under this Section 3.3 or under Section 3.2.2(a), the Executive may choose which provision shall be applicable.

4.             Compensation. The Executive shall receive the following salary and benefits:

4.1           Base Salary. The Executive shall be compensated at an annual base rate of $145,040.00 (the “Base Salary”). The Executive’s Base Salary shall be reviewed by the Board of Directors of the Bank at least annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Board of Directors based on its evaluation of Executive’s performance. Base Salary shall be payable in accordance with the Bank’s normal payroll practices.

4.2           Incentive Compensation.

(a)           Cumulative Pro ability Bonus. At such time as the Bank becomes cumulatively profitable for a period of three (3) consecutive months, the Executive shall be eligible to receive a onetime bonus equal to $10,000 (the “Cumulative Profitability Bonus”), subject to the Board of Directors’ evaluation of the Executive’s performance.

(b)           Annual Profitability  Bonus. Beginning with the calendar year following the calendar year in which the Cumulative Profitability Bonus is paid under Subsection (a), the Executive shall be eligible to receive annual bonus compensation based upon fiscal year-end net income of the Bank as follows:

Fiscal Year-End
Bonus Levels	Stock Options	Net Income of Bank

10% of annual salary plus	2,000 option	At least $200,000 but less than $500,000
20% of annual salary plus	4,000 options	At least $500,000 but less than $800,000
30% of annual salary plus	6,000 options	At least $800,000 but less than $1,200,000
40% of annual salary plus	8,000 options	At least $1,200,000 but less then $1,500,000
50% of annual salary plus	10,000 options	At least $1.500,000 but less than $2,000,000
60% of annual salary plus	12,000 options	At least $2,000,000 but less than $2,600,000
70% of annual salary plus	14,000 options	Equal to or more than $2,600,000

The stock options will be granted under the First Bank of Henry County 2000 Stock Incentive Plan and will be subject to the terms of a separate stock option agreement.

(c)           Discretionary Bonus. The Executive shall be eligible for additional bonus payments at the discretion of the Board of Directors of the Bank based on its evaluation of the Executive’s performance. The factors that the Board of Directors will consider in determining the amount of any additional bonus include, but are not limited to, the Bank’s profitability, earnings growth and quality of assets (measured by the results of regulatory examinations).

No bonuses will be paid under this Section 4.2 if the Bank does not have a CAMELS of 1 or 2 for the time period to which such bonus relates or if the Bank is subject to any active regulatory investigation for the time period to which the bonus relates, excluding routine regulatory exams.

4.3           Stock Options. For each year during the Term, the Executive will be entitled to receive an option to purchase 2,500 shares of the Bank’s common stock. The options described in this Section will be granted pursuant to the First Bank of Henry County 2000 Stock Incentive Plan as of each anniversary date of the Effective Date. The stock options will be subject to the terms of a separate stock option agreement.

4.4           Health Insurance. The Bank shall reimburse the Executive for the cost of premium payments paid by the Executive for the Executive’s current health and dental insurance covering the Executive and the members of his immediate family.

4.5           Automobile. The Bank will provide the Executive with an automobile allowance in the amount of $500.00 per month to cover the use of the Executive’s car for Bank business.

4.6           Business Expenses: Memberships. The Bank specifically agrees to reimburse the Executive for:

(a)           Reasonable and necessary business (including travel) expenses incurred by the Executive in the performance of his duties as approved by the Board of Directors of the Bank or their designee; and

(b)           Reasonable dues and business related expenditures, associated with memberships, as selected by the Executive, in professional associations which are commensurate with his position;

provided; however, that the Executive shall, as a condition of any reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Bank and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.7           Vacation. On a non-cumulative basis, the Executive shall be entitled to four (4) weeks of vacation in each successive twelve-month period during the Term, during which his compensation shall be paid in full.

4.8           Life Insurance. The Bank will provide the Executive with term life insurance coverage providing a death benefit of not less than $200,000.00, payable to such beneficiary or beneficiaries as the Executive may designate. If the term life insurance cannot be obtained from the insurer with a standard or better risk classification, the Bank shall not be obligated to provide such insurance coverage.

4.9           1jenefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Bank similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Bank’s standard policies and practices. Such benefits may include, by way of example only, profit-sharing plans, retirement or investment hauls, dental, health, life and disability insurance benefits and such other benefits as the Bank deems appropriate.

4.10 Withholding. The Bank may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5.             Bank Information.

5.1           Ownership of Bank Information. All Bank Information received or developed by the Executive while employed by the Bank will remain the sole and exclusive property of the Bank.

5.2           Obligations of the Executive. The Executive agrees:

(a)           to hold Bank Information in strictest confidence;

(b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Bank Information or any physical embodiments of Bank Information; and

(c)           in any event, not to take any action causing or fail. to take any action necessary in order to prevent any Bank Information from losing its character or ceasing to qualify as Confidential Information or Trade Secrets.

In the event that the Executive is required by law to disclose any Bank Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Bank when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

5.3           Delivery Upon or Termination. Upon request by the Bank, and in any event upon termination of his employment with the Bank, the Executive will promptly deliver to the Bank all property belonging to the Bank, including, without limitation, all Bank Information then in his possession or control.

6.             Non-Competition. The Executive agrees that during his employment by the Bank hereunder and, in the event of his termination:

•              by the Bank for Cause pursuant to Section 3.2.1(a),

•              by the Executive without Cause pursuant to Section 3.2.2(b), or

•              by the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Bank), within the Area, either directly or indirectly, on his own behalf or in the service of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Bank (including as an organizer or proposed executive officer of a new financial institution), engage in any business which is the same as or essentially the same as the Business of the Bank, with whom the Executive has or had material contact during the last one (1) year of his/her employment, for purposes of providing products or services that are competitive with those provided by the Bank.

8.             Non-Solicitation of Employees; The Executive agrees that during his/her employment by the Bank hereunder and, in the event of his/her termination;

•              by the Bank for Cause pursuant to Section 3.2.1(a),

•              by the Executive without Cause pursuant to Section 3.2.2(b), or

•              by the Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of six (6) months thereafter, he/she will not, within the Area, on his/her own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Bank, whether or not:

•              such employee is a full-time employee or a temporary employee of the Bank.

•              such employment is pursuant to written agreement, or

•              such employment is for a determined period or is at will.

9.             Remedies; The Executive agrees that the covenants contained in Sections S through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Bank, and that irreparable loss and damage will be suffered by the Bank should he/she breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provide by law or in equity, the Bank shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Bank and the Executive agree that all remedies available to the Bank of the Executive, as applicable, shall be cumulative.

10.           Severability: The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.           No Set-Off by the Executive; The existence of any claim, demand, action or cause of action by the Executive against the Bank whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of any of its rights hereunder.

12.           Notice:  All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)            If to the Bank, to it at:

FirstBank of Henry County

120 Keys Ferry Street

McDonough, Georgia 30253

Attention: James T. Chafin, III

(ii)           If to the Executive, to his/her at:

Their Current place of Residence;

13.           Assignment: Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party to this Agreement.

14.           Waiver: A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.           Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered only in a state court of Henry County of the federal court for the Northern District of Georgia. The Bank and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

16.           Attorney’s Fees. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable cost and expenses, including without limitation attorney’s fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such cost and expenses to the prevailing party promptly upon demand by the prevailing party.

17.           Applicable  Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.

18.           Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof’ and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement of affect its meaning, construction or effect.

19.           Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Bank or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20.           Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other that the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.           Survival.                The obligations of the Executive pursuant to Sections 5,6,7,8, and 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective sections.

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IN WITNESS WHEREOF, the Bank and the Executive have executed and delivered this Agreement as of the first shown above.

THE BANK:

FirstBank of Henry County

By:

Print Name:

Title:

THE EXECUTIVE:

Thaddeus M. Williams

Witness / Notary Public

Exhibit A

Duties of the Executive

The duties of the Executive shall include, in addition to any and all other duties assigned to the Executive by the Board of Directors of the Bank or its designee(s), the following:

•

Foster a corporate culture that promotes ethical practices, encourages individual integrity, fulfills social responsibility, and is conducive to attracting, retaining and motivating a diverse group of top-quality employees at all levels.

•	Keep the Board of Directors of the Bank or its designee(s) well informed of the financial condition and status of the Bank.

•	Promote efforts to achieve the Bank’s financial and operating goals and objectives.

•	Seek to make quality loans in keeping with the policies of the Bank.

•	Work to improve the quality and to improve value of the products and services provided by the Bank.

•	Ensure that the Bank maintains a satisfactory competitive position within its industry.

•	Support other Senior Management members to develop an effective management team and to implement an active plan for its development.

•	Keep other Senior Management members aware of market conditions and changes you become aware of in the market place.